Exhibit 5.1

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20-7710-1000 Fax: +44(0)20-7374-4460
www.lw.com

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Washington, D.C.

April 8, 2005

Buhrmann US Inc.

1 Environmental Way

Broomfield, CO 80021
USA

Buhrmann NV

Hoogoorddreef 62

1101 BE Amsterdam
The Netherlands

Re:                               Registration Statement on Form F-4 Relating to $150,000,000 Aggregate
Principal Amount of 7 7/8 % Senior Subordinated Notes due 2015

Ladies and Gentlemen:

We have acted as special U.S. counsel to Buhrmann US Inc., a Delaware corporation (the “Company”), in connection with the issuance of $150,000,000 aggregate principal amount of 7 7/8 % Senior Subordinated Notes due 2015 (the “Securities”), and the guarantees of the Securities (the “Guarantees”) by each of the entities listed on Schedule A hereto (the “Guarantors”), to be issued pursuant to an indenture dated as of March 2, 2005 (the “Indenture”) by and among the Company, each of the Guarantors and The Bank of New York, as Trustee (the “Trustee”), and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 8, 2005 (the “Registration Statement”) by the Company and by each other co-registrant set forth on Schedule A. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Securities and the Guarantees.

The Securities and the Guarantees will be issued in exchange for the Company’s outstanding 7 7/8 % Senior Subordinated Notes due 2015 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto.  The Indenture, the Securities and the Guarantees are referred to herein collectively as the “Operative Documents.”  Those Guarantors which are incorporated or organized, as applicable, in the State of Delaware are referred to herein as the “Covered Guarantors”

The principal place of business of this partnership is the address set forth above where a list of partners’ names may be inspected. This partnership is regulated by the Law Society.  Also listed above are the offices of partnerships affiliated with this partnership.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York, the Delaware Revised Uniform Partnership Act and the General Corporation Law of the State of Delaware.  Various matters concerning the laws of: The Netherlands are addressed in the opinion of Heidi van der Kooij, General Counsel and Company Secretary to Buhrmann N.V.; Belgium are addressed in the opinion of Allen & Overy LLP Belgium; Luxembourg are addressed in the opinion of Allen & Overy Luxembourg; and the states of Illinois, Nebraska, Missouri, and Colorado are addressed in the opinion of Thomas Cullen, General Counsel to Corporate Express, Inc.  We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the State of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

(1)           When the Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Company’s outstanding 7 7/8 % Senior Subordinated Notes due 2015 in the manner contemplated by the Registration Statement and in accordance with the terms of the Indenture, the Securities will be the legally valid and binding obligations of the Company, enforceable against it in accordance with their terms.

(2)           When the notation of Guarantees of each of the Covered Guarantors to be endorsed on the Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Covered Guarantors in accordance with the terms of the Indenture (assuming the due execution, issue and authentication of the Securities in accordance with the terms of the Indenture and delivery thereof in the manner contemplated by the Registration Statement), the notation of Guarantees will be the legally valid and binding obligations of each of the Covered Guarantors, enforceable against them in accordance with their terms.

(3)           Assuming the due authorization, execution and delivery of the notation of Guarantees of each of the Dutch Guarantors, the Belgian Guarantor, the Luxembourg Guarantor, and the Additional Guarantors (in each case, defined as those entities set forth under such headings in Schedule A), under the laws of their respective jurisdictions, when executed and delivered in accordance with the terms of the Indenture (assuming the due execution, issue and authentication of the Securities in accordance with the terms of the Indenture and delivery in the manner contemplated by the Registration Statement), the notation of Guarantees will be the legally valid and binding obligations of such Guarantors, enforceable against such Guarantors in accordance with their terms.

The opinions rendered in paragraphs (1), (2) and (3) relating to the enforceability of the Securities and the Guarantees, respectively, are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar relating to or affecting the rights and remedies of creditors, or the judicial application of foreign laws or governmental actions affecting creditors rights; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 4.08 of the Indenture; (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (iii) any provision permitting upon, acceleration of the Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; or (vii)  any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency.

With your consent, we have assumed that: (a) each of the parties to the Operative Documents (other than the Company and the Covered Guarantors) (i) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party, (ii) has duly authorized, executed and delivered each such Operative Document; and (iii) with respect to each of the parties to the Operative Documents (other than those excepted above and the Guarantors), each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (b) that the status of the Indenture and the Securities and the Guarantees as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins

Schedule A

SCHEDULE OF CO-REGISTRANTS AND GUARANTORS

Dutch Guarantors:

	Name	Jurisdiction

1.	Buhrmann N.V.	The Netherlands
2.	Buhrmann Financieringen B.V.	The Netherlands
3.	Buhrmann Fined B.V.	The Netherlands
4.	Buhrmann II B.V.	The Netherlands
5.	Buhrmann International B.V.	The Netherlands
6.	Buhrmann Nederland B.V.	The Netherlands
7.	Buhrmann Nederland Holding B.V.	The Netherlands
8.	Tetterode-Nederland B.V.	The Netherlands
9.	Veenman B.V.	The Netherlands
10.	Buhrmann Office Products Nederland B.V.	The Netherlands

Belgian Guarantor:

	Name	Jurisdiction

1.	Buhrmann Europcenter N.V.	Belgium

Luxembourg Guarantor:

	Name	Jurisdiction

1.	Buhrmann Luxembourg, Sarl	Luxembourg

Additional Guarantors:

	Name	Jurisdiction

1.	ASAP Software Express, Inc.	Illinois
2.	Corporate Express, Inc	Colorado
3.	Corporate Express Document & Print Management, Inc.	Nebraska
4.	Corporate Express Promotional Marketing, Inc.	Missouri

Covered Guarantors:

	Name	Jurisdiction

1.	BTOP USA Corp.	Delaware
2.	BTOPI Holding (U.S.)	Delaware
3.	Buhrmann Swaps, Inc.	Delaware
4.	Corporate Express Office Products, Inc.	Delaware
5.	CE Philadelphia Real Estate, Inc.	Delaware
6.	Corporate Express of Texas, Inc.	Delaware
7.	License Technologies Group, Inc.	Delaware